UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 9, 2006

(Date of earliest event reported)

WESTAFF, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction
of Incorporation)

000-24990	94-1266151
(Commission File Number)	(I.R.S. Employer Identification No.)

298 North Wiget Lane, Walnut Creek, CA 94598

(Address of Principal Executive Offices, including Zip Code)

(925) 930-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b)  under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.02    Results of Operations and Financial Condition.

On January 9, 2006 the Registrant issued a press release to announce its financial results for the fourth quarter and fiscal year ended October 29, 2005.  The Registrant announced in that press release that during the fourth quarter of fiscal 2005, it had reestablished $17.7 million of its deferred tax assets and this reestablishment resulted in an increase in net income of $17.7 million, or $1.07 per diluted share, for that quarter.  Subsequent to that press release, upon further evaluation and in consultation with its outside auditors, the Company has now determined that the amount of the deferred tax assets to be reestablished should have been $16.7 million, resulting in an increase in net income of $16.7 million, or $ 1.01 per diluted share, for the fourth quarter of fiscal 2005.  On January 27, 2006 the Registrant filed its fiscal 2005 Annual Report on Form 10-K which reflects the updated financial statements as a result of the correction of the deferred tax assets.  The effect of this correction was to reduce the 2005 fiscal fourth quarter and fiscal year income tax benefit and net income by $1.0 million or $0.06 per diluted share.  This revision had no effect on reported operating trends, operating income or the cash flows of the Company.  The financial highlights of the Registrant, for the fiscal year and fiscal quarter ended October 29, 2005 and as of October 29, 2005, taking into account this correction, are furnished hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K, shall not be incorporated by reference into any filing of the Registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing. The information furnished in this report, including the exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01               Financial Statements and Exhibits.

(c)           Exhibit

Exhibit No.	Description of Document

99.1	Financial Highlights

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WESTAFF, INC.

	By:	/s/ Dirk A. Sodestrom
Dirk A. Sodestrom
Senior Vice President and Chief Financial Officer
Date: January 27, 2006

EXHIBIT INDEX

Exhibit No.	Description of Document

99.1	Financial Highlights